Exhibit 99.1

BERRY PLASTICS CORPORATION TO ACQUIRE PLIANT CORPORATION

For Immediate Release:

EVANSVILLE, INDIANA, October 13, 2009 - Berry Plastics Corporation announced today that it intends to acquire in excess of 99.99% of the common stock of Pliant Corporation upon the emergence of Pliant from bankruptcy.

On October 6, 2009, the U.S. Bankruptcy Court for the District of Delaware confirmed the joint reorganization plan proposed by an affiliate of Apollo Management, L.P. and Pliant.  As a part of the Plan, Berry is entitled to receive up to 25% of the common equity of Pliant.  Berry now also intends to acquire the remaining 75% of the common stock available under the Plan.  Berry is currently evaluating its options with respect to financing the equity investment in Pliant.  Pliant will remain separately capitalized as an unrestricted subsidiary of Berry.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets.  Pliant operates 18 manufacturing facilities around the world, and employs approximately 2,900 people with annual net sales of $1.1 billion for the year ended December 31, 2008.

Ira Boots, Chairman and CEO of Berry Plastics Corporation, stated “Pliant Corporation brings to Berry an important group of customers, employees, manufacturing locations and products.  Their film product line enhances Berry’s current offering with innovation and broader market appeal.  Berry’s rigid plastic packaging offering will be extended with the addition of Pliant’s flexible packaging.  With Berry acquiring Pliant, customers will be better served with a financially strengthened full service company.”

Berry will operate Pliant as an additional operating division.  The transaction is anticipated to close by the end of the year.  The Berry transaction described above is subject to receipt by Berry of necessary financing and customary regulatory approvals.  An affiliate of Apollo Management remains obligated to fulfill its obligations under the Plan should these conditions not be satisfied.

For additional information, please contact:
Diane Tungate
Executive Assistant
Telephone: (812) 306-2370

About Berry Plastics
Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene-based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings, specialty laminates, and FIBCs. The company's 13,000 plus customers range from large multinational corporations to small local businesses. Based in Evansville, Indiana, the company has 66 manufacturing facilities worldwide and nearly 13,400 employees.

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Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the company's SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.